Exhibit 99.1

Phillips 66 Reports Second-Quarter Earnings of $863 Million
or $1.51 Per Share

Highlights

•	Chemicals achieved record earnings

•	Refining earnings improved despite lower market capture

•	Midstream impacted by weaker propane demand

•	Second quarter dividend increased 28 percent

HOUSTON, July 30, 2014 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announced second-quarter earnings of $863 million, compared with first quarter of 2014 earnings of $1,572 million and adjusted earnings of $866 million.

"We ran well during the quarter," said Greg Garland, chairman and CEO of Phillips 66. "Chemicals earnings were driven by strong olefin and polyolefin chain margins. Refining benefited from higher utilization; however, our market capture rate declined."

"We continued our disciplined approach to capital allocation. We increased our dividend in the second quarter and the board recently approved an additional $2 billion share repurchase program. In July, we increased our 2014 capital budget to fund acquisitions in our Midstream and Specialties businesses, and to support organic growth projects," said Garland.

Midstream

Midstream earnings were $108 million in the second quarter, compared with earnings of $188 million in the first quarter of 2014.

Phillips 66’s Transportation business generated earnings of $60 million during the second quarter, compared with earnings of $62 million in the first quarter of 2014. The decrease was primarily due to increased maintenance activity, partially offset by improved volume throughput.

Second-quarter earnings related to the company’s equity investment in DCP Midstream, LLC were $33 million, compared with $83 million in the first quarter of 2014. The decrease reflects lower gains recorded by Phillips 66 on unit issuances of DCP Midstream Partners, LP (DCP Partners). Additionally, earnings were impacted by increased maintenance activity and lower NGL prices, partially offset by improved volumes.

Earnings from the NGL business were $15 million in the second quarter, compared with $43 million in the first quarter of 2014. The decrease was primarily related to the effects of warmer weather on propane prices and demand.

Phillips 66 Reports Second-Quarter Earnings of $863 Million

Chemicals

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Second-quarter Chemicals earnings were $324 million, an increase of $8 million from the first quarter of 2014.

During the second quarter, CPChem's Olefins and Polyolefins (O&P) business contributed $310 million to Phillips 66's Chemicals earnings, compared with $283 million in the first quarter of 2014. The increase was primarily due to improved realized O&P chain margins, partially offset by higher maintenance costs. Global utilization for O&P was 95 percent during the quarter.

CPChem's Specialties, Aromatics and Styrenics (SA&S) business contributed $21 million of earnings during the second quarter, $17 million lower than the first quarter of 2014. The decrease was mainly driven by lower equity earnings and increased operating costs. Equity earnings were impacted by planned turnaround activity during the second quarter.

Refining

Refining recorded second quarter earnings of $390 million, compared with earnings of $306 million during the first quarter of 2014. The increase was primarily attributable to higher volumes, partially offset by weaker realized refining margins. Volumes improved during the second quarter following the completion of planned turnaround and maintenance activities.

Although worldwide market crack spreads increased, realized refining margins decreased. The decrease reflects the company's refinery configuration producing more distillate than the 3:2:1 marker implies, coupled with weaker distillate cracks. Additionally, realized margins were also impacted by reduced seasonal gasoline blending activity, lower secondary product realizations and tightening crude differentials.

During the quarter, 93 percent of the company's U.S. crude slate was advantaged, compared with 91 percent in the first quarter. This increase was largely due to higher crude capacity utilization as a result of less turnaround activity, as well as running more advantaged crudes in place of Brent-based crudes.

Worldwide, Phillips 66’s refining utilization was 96 percent and clean product yield was 83 percent in the second quarter of 2014.

Marketing and Specialties

Second-quarter earnings for Marketing and Specialties (M&S) were $162 million, compared with earnings of $137 million during the first quarter of 2014.

Earnings from Marketing and Other were $119 million in the second quarter, compared with earnings of $93 million in the first quarter of 2014. The $26 million improvement primarily reflects higher volumes due to seasonal demand and increased exports. Refined product exports totaled 181,000 barrels per day in the second quarter, compared with 139,000 barrels per day in the first quarter of 2014.

Phillips 66’s Specialties businesses generated earnings of $43 million during the second quarter, compared with earnings of $44 million during the first quarter of 2014.

Phillips 66 Reports Second-Quarter Earnings of $863 Million

Corporate and Other

Corporate and Other costs were $121 million after-tax in the second quarter, compared with $81 million in the first quarter of 2014. The increased costs were mostly due to effective tax rate changes and environmental expenses.

The company's effective tax rate during the second quarter was 36 percent, compared with 33 percent in the first quarter of 2014.

Financial Position, Liquidity and Return of Capital

During the quarter, Phillips 66 generated $830 million of cash from operations. Excluding changes in working capital, operating cash flow was $937 million. Proceeds from asset dispositions were $150 million, primarily reflecting distributions that are considered a return of investment from equity affiliates.

The company funded $561 million in capital expenditures and investments, and returned $897 million of capital to shareholders. Phillips 66 paid $281 million in dividends and repurchased 7.5 million shares of common stock for $616 million.

As of June 30, 2014, cash and cash equivalents were $5.0 billion and debt was $6.2 billion. The company's debt-to-capital ratio was 22 percent. Additionally, Phillips 66 reported an annualized year-to-date return on capital employed (ROCE) of 18 percent, and an annualized year-to-date adjusted ROCE of 13 percent.

Strategic Initiatives

Phillips 66 continues to grow its higher-valued businesses, while enhancing refining returns and increasing shareholder distributions. The company paid a second quarter dividend of 50 cents per share of Phillips 66 common stock, representing an increase of 28 percent from the first quarter of 2014. In July, the board approved $2.0 billion of additional share repurchases for total authorizations of $7.0 billion since 2012. Through the second quarter of 2014, the company has repurchased 60.0 million shares. In addition, the company received 17.4 million shares in exchange for its flow improver business earlier this year. Phillips 66 ended the quarter with 559 million shares outstanding.

In July, the board authorized an increase of $1.2 billion in the 2014 capital program to $3.9 billion. The increased capital program will support the recently announced acquisitions of a U.S. Gulf Coast crude oil and refined products terminal and a specialty lubricants company, as well as the construction of the Sweeny Fractionator One and Freeport Liquefied Petroleum Gas Export Terminal.

Phillips 66 agreed in June to purchase a 7.1 million-barrel-storage-capacity terminal near Beaumont, Texas. The Beaumont Terminal is strategically located on the U.S. Gulf Coast, with deep-water access and multiple interconnections to crude oil and refined product pipelines serving 3.6 million barrels per day of refining capacity. The transaction is expected to close in the third quarter of 2014.

Consistent with the company's strategy to selectively grow its Marketing and Specialties segment, Phillips 66 acquired Spectrum Corporation in July. Spectrum is a blender, packager and marketer of specialty lubricants, distributed globally.

DCP Midstream continues to execute its growth plans to support infrastructure demands in rapidly expanding basins. In the Permian Basin, the Zia II plant is anticipated to start up in the first half of 2015. DCP Partners is constructing the Lucerne 2 plant in the Denver-Julesburg Basin and expects to begin operations in mid-2015.

Phillips 66 Reports Second-Quarter Earnings of $863 Million

CPChem is investing in domestic growth projects to realize the benefits of low-cost petrochemical feedstocks in the U.S. Gulf Coast. In June, CPChem successfully started up the world's largest on-purpose 1-hexene plant at its Cedar Bayou facility in Baytown, Texas. The 1-hexene unit is capable of producing 550 million pounds per year for use in the manufacturing of polyethylene. Also during the quarter, CPChem achieved final investment decision to expand normal alpha olefins production capacity at Cedar Bayou by 220 million pounds per year.

Phillips 66 remains focused on enhancing refining returns by expanding access to advantaged crude feedstocks and controlling costs. During the second quarter, Refining processed a record 305,000 barrels per day of tight oil, 48,000 barrels more than the previous record.

Later today, Phillips 66 Chairman and Chief Executive Officer Greg Garland; President Tim Taylor; and Executive Vice President and Chief Financial Officer Greg Maxwell will host a webcast at 11 a.m. EDT to discuss the company’s second-quarter performance and provide an update on strategic initiatives. To listen to the conference call and view related presentation materials, go to investor.phillips66.com and click on "Events & Presentations." For detailed supplemental information, go to investor.phillips66.com/investors/financial-information.

Earnings
	Millions of Dollars
	2014			2013
	First Quarter	Second Quarter	Jun YTD	Second Quarter	Jun YTD
Midstream	$188	$108	$296	$90	$201
Chemicals	316	324	640	181	463
Refining	306	390	696	455	1,359
Marketing and Specialties	137	162	299	344	534
Corporate and Other	(81)	(121)	(202)	(126)	(221)
Discontinued Operations	706	—	706	14	29
Phillips 66	$1,572	$863	$2,435	$958	$2,365

Adjusted Earnings
	Millions of Dollars
	2014			2013
	First Quarter	Second Quarter	Jun YTD	Second Quarter	Jun YTD
Midstream	$188	$108	$296	$90	$201
Chemicals	316	324	640	181	463
Refining	306	390	696	455	1,346
Marketing and Specialties	137	162	299	321	525
Corporate and Other	(81)	(121)	(202)	(126)	(221)
Phillips 66	$866	$863	$1,729	$921	$2,314

Phillips 66 Reports Second-Quarter Earnings of $863 Million

About Phillips 66

Built on more than 130 years of experience, Phillips 66 is a growing energy manufacturing and logistics company with high-performing Midstream, Chemicals, Refining, and Marketing and Specialties businesses. This integrated portfolio enables Phillips 66 to capture opportunities in the changing energy landscape. Headquartered in Houston, the company has 13,500 employees who are committed to operating excellence and safety. Phillips 66 had $51 billion of assets as of June 30, 2014. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Rich Johnson (media)
832-765-1016
rich.johnson@p66.com

Rosy Zuklic (investors)
832-765-2297
rosy.zuklic@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in crude oil, NGL, and natural gas prices, and refining and petrochemical margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, NGL, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, operating cash flow excluding working capital, and adjusted ROCE. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to Phillips 66.

Prior period results have been recast to reflect realignment of certain businesses between segments and business lines. Within the Midstream segment, certain NGL pipelines were moved from the Transportation business to the NGL business. Sales commissions for specialty coke, polypropylene and solvents businesses are recorded in the M&S segment. Certain joint ventures, such as a base oil business, were moved from the Refining segment to the M&S segment.

Phillips 66 Reports Second-Quarter Earnings of $863 Million

		Millions of Dollars
		Except as Indicated
	2014			2013
	1Q	2Q	Jun YTD	2Q	Jun YTD
Reconciliation of Earnings to Adjusted Earnings
Consolidated
Earnings	$1,572	$863	$2,435	$958	$2,365
Adjustments:
Gain on asset dispositions	—	—	—	(23)	(23)
Pending claims and settlements	—	—	—	—	(16)
Exit of a business line	—	—	—	—	34
Tax law impacts	—	—	—	—	(17)
Discontinued operations	(706)	—	(706)	(14)	(29)
Adjusted earnings	$866	$863	$1,729	$921	$2,314

Earnings per share of common stock (dollars)	$2.67	$1.51	$4.19	$1.53	$3.76

Adjusted earnings per share of common stock (dollars)	$1.47	$1.51	$2.98	$1.47	$3.68

Millions of Dollars
2Q
2014
Cash Flows from Operating Activities

Net Cash Provided by Operating Activities, excluding working capital	$937

Changes in working capital	(107)
Net Cash Provided by Operating Activities	$830

Millions of Dollars
2014 YTD
Phillips 66 - ROCE
Numerator
Net income	$2,450
After-tax interest expense	87
GAAP ROCE earnings	2,537
Special items	(706)
Adjusted ROCE earnings	$1,831

Denominator
GAAP average capital employed*	$28,357
Discontinued operations	(96)
Adjusted average capital employed	$28,261

Annualized Adjusted ROCE	13%
Annualized GAAP ROCE	18%
*Total equity plus total debt.